UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Astro-Med, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Astro-Med, Inc.

Astro-Med Industrial Park

600 East Greenwich Avenue

West Warwick, Rhode Island 02893

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 16, 2006

To the Shareholders of Astro-Med, Inc.:

Notice is hereby given that the 2006 Annual Meeting of Shareholders of Astro-Med, Inc. (the “Company”) will be held at the offices of the Company, Astro-Med Industrial Park, 600 East Greenwich Avenue, West Warwick, Rhode Island on Tuesday May 16, 2006, beginning at 10:00 a.m., for the purpose of considering and acting upon the following:

(1)	Electing five directors to serve until the next annual meeting of shareholders or until their successors are elected and have qualified.

(2)	Transacting such other business as may properly come before the meeting.

The close of business on March 24, 2006 has been fixed as the record date for determining shareholders entitled to vote at the Annual Meeting or any adjournment thereof.

By Order of the Board of Directors

Margaret D. Farrell Secretary

April 24, 2006

Kindly fill in, date and sign the enclosed proxy and promptly return it in the enclosed addressed envelope, which requires no postage if mailed in the United States. If you are personally present at the meeting, your proxy will be returned to you if you desire to vote in person.

Astro-Med, Inc.

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

May 16, 2006

Solicitation and Revocation of Proxies

The accompanying proxy is solicited by the Board of Directors of Astro-Med, Inc. (herein called the “Company”) in connection with the annual meeting of the shareholders to be held May 16, 2006. The Company will bear the cost of such solicitation. It is expected that the solicitation of proxies will be primarily by mail. Proxies may also be solicited personally by regular employees of the Company at nominal cost. The Company may reimburse brokerage houses and other custodians, nominees and fiduciaries holding stock for others in their names, or in those of their nominees, for their reasonable out-of-pocket expenses in sending proxy material to their principals or beneficial owners and obtaining their proxies. Any shareholder giving a proxy has the power to revoke it at any time prior to its exercise, but the revocation of a proxy will not be effective until notice thereof has been given to the Secretary of the Company. Every properly signed proxy will be voted in accordance with the specification made thereon. This proxy statement and the accompanying proxy are expected to be first sent to shareholders on or about April 24, 2006.

Election of Directors

At the annual meeting, five directors are to be elected to hold office until the next annual meeting or until their respective successors are elected and qualified. The persons named in the accompanying proxy, who have been designated by the Board of Directors, intend to vote, unless otherwise instructed, for the election to the Board of Directors of the persons named below. Certain information concerning such nominees is set forth below:

Name and Age	Business Experience During Past Five Years	Director Since
Albert W. Ondis (80)	Chairman of the Company	1969
Everett V. Pizzuti (69)	President of the Company	1985
Jacques V. Hopkins (75)	Former Partner, Hinckley, Allen & Snyder LLP (Attorneys at Law) (Retired 1997)	1969
Hermann Viets, Ph.D. (63)	President, Milwaukee School of Engineering (since 1991); Director, Gehl Company (farm equipment)	1988
Graeme MacLetchie (68)	Director, Deutsche Bank Alex Brown (Private Client Division)	2002

Voting at Meeting

Only shareholders of record at the close of business on March 24, 2006 will be entitled to vote at the meeting. On the record date, there were 5,394,877 shares of common stock of the Company outstanding. There was no other outstanding class of voting securities. Each shareholder has one vote for every share owned.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth as of March 24, 2006 (except as noted) the record and beneficial ownership of the Company’s outstanding shares of common stock by each person who is known to the Company to own of record or beneficially more than 5 percent of such stock, by each director of the Company, by each executive officer named in the Summary Compensation Table and by all directors and executive officers of the Company as a group:

Name of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class
Albert W. Ondis	1,658,942	(1)	29.1%
600 East Greenwich Avenue
West Warwick, Rhode Island

Everett V. Pizzuti	511,350	(2)	9.0%
600 East Greenwich Avenue
West Warwick, Rhode Island

Eliot Rose Asset Management, LLC and Gary S. Siperstein	680,990	(3)	12.6%
10 Weybosset Street, Suite 401
Providence, Rhode Island

Jacqueline B. Ondis	302,500		5.6%
40 Oak Grove Street
Warwick, Rhode Island

Hermann Viets	147,785	(4)	2.7%

Joseph P. O’Connell	217,184	(5)	3.9%

Elias G. Deeb	94,608	(6)	1.7%

Jacques V. Hopkins	18,150	(7)	.3%

John B. Chatten	57,563	(8)	1.1%

Graeme MacLetchie	62,700	(9)	1.2%

All directors and executive officers of the Company as a group (12)	2,874,056	(10)	44.8%

(1)	Includes 323,005 shares held in trust for children, 309,650 shares deemed to be beneficially owned because of exercisable options to acquire shares and 3,359 shares allocated to his account under the Company’s Employee Stock Ownership Plan.
(2)	Includes 262,790 shares deemed to be beneficially owned because of exercisable options to acquire shares and 3,532 shares allocated to his account under the Company’s Employee Stock Ownership Plan.

(3)	Eliot Rose Asset Management, LLC, a Rhode Island limited liability company, an investment adviser registered under the Investment Advisers Act of 1940, is deemed to have beneficial ownership of the number of shares shown as of December 31, 2005. Gary S. Siperstein is deemed to have beneficial ownership of the number of shares shown due to his power to dispose of said shares through his ownership interest in Eliot Rose Asset Management, LLC.
(4)	Includes 275 shares held by Dr. Viets as custodian for a child and 7,700 shares deemed to be beneficially owned because of exercisable options to acquire shares.
(5)	Includes 210,600 shares deemed to be beneficially owned because of exercisable options to acquire shares and 1,084 shares allocated to his account under the Company’s Employee Stock Ownership Plan.
(6)	Includes 78,800 shares deemed to be beneficially owned because of exercisable options to acquire shares and 2,856 shares allocated to his account under the Company’s Employee Stock Ownership Plan.
(7)	Includes 7,700 shares deemed to be beneficially owned because of exercisable options to acquire shares.
(8)	Includes 57,200 shares deemed to be beneficially owned because of exercisable options to acquire shares and 363 shares allocated to his account under the Company’s Employee Stock Ownership Plan.
(9)	Includes 2,200 shares deemed to be beneficially owned because of exercisable options to acquire shares.
(10)	Includes 1,031,540 shares deemed to be beneficially owned because of exercisable options to acquire shares and 15,868 shares allocated to the accounts of officers under the Company’s Employee Stock Ownership Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the directors and executive officers of the Company and any persons who own more than ten percent of the Company’s common stock to file with the Securities and Exchange Commission various reports of beneficial ownership and changes in beneficial ownership. The Company believes all of its directors and executive officers complied with all filing requirements applicable to them with respect to transactions during the fiscal year ended January 31, 2006.

Meetings and Committees

During the fiscal year ended January 31, 2006 the Board of Directors held four formal meetings and two meetings by telephone conference. The Board of Directors has adopted a policy that requires members of the Board to make every effort to attend each annual shareholders meeting. All members of the Board of Directors attended the 2005 annual shareholders meeting.

The Board of Directors currently has three standing committees: an Audit Committee, a Compensation Committee and a Nominating Committee. The members and chairs of each of those committees are appointed each year. Membership of the Audit, Compensation and Nominating Committee is comprised of the Company’s three outside directors, Messrs. Hopkins and MacLetchie and Dr. Viets, all of whom are independent as defined under the applicable NASDAQ listing standards and Securities and Exchange Commission (“SEC”) rules.

Each of the Audit, Compensation and Nominating Committees has a written charter approved by the Board of Directors. A copy of each charter is available on the Company’s website at www.astro-medinc.com under “Our Company – Corporate Governance”.

Audit Committee. The Audit Committee’s primary duties and responsibilities include overseeing the integrity of the Company’s financial reports, appointing, setting the compensation and overseeing the Company’s independent accountants, and assessing the qualifications and independence and performance of the Company’s independent accountants and the adequacy of internal controls. The Audit Committee meets with the Company’s independent accountants to review quarterly financial results, the annual audit scope, the results of the audit and other relevant matters. Mr. Hopkins serves as Chairman of the Audit Committee, which held four in person meetings and four meetings by telephone conference during the fiscal year ended January 31, 2006. The Board of Directors has determined that all three members of the Audit Committee satisfy the financial literacy requirements of the NASDAQ listing standards and are independent as defined under the NASDAQ listing requirements and applicable SEC rules. Additionally, the Board of Directors has determined that Graeme MacLetchie satisfies the “financial sophistication” requirement of the NASDAQ listing requirements, but that none of the Audit Committee members qualifies as an “audit committee financial expert” as defined by the SEC rules, which, in the view of the Board of Directors, require an advanced understanding of internal controls and procedures. However, the Board believes that the members of the Audit Committee have a thorough understanding of the Company’s business, the accounting issues relevant to the Company’s financial statements and audit committee functions and possess the requisite skills to perform effectively their oversight function. The Audit Committee members expect to increase their understanding of internal controls and procedures as the Company assesses and evaluates its internal control processes and procedures in order to provide the attestation report on internal control over financial reporting that the Company must file with respect to its fiscal year ending January 31, 2007.

Compensation Committee. The Compensation Committee assists the Board of Directors in discharging the Board’s responsibilities relating to director and executive compensation. The Compensation Committee’s responsibilities include establishing and reviewing the Company’s executive and director compensation philosophy, strategies, plans and policies, making recommendations with respect to the design of the Company’s incentive compensation plans and equity based plans, granting awards under such plans and overseeing generally the administration of such plans, evaluating the performance and determining the compensation of the Chief Executive Officer and reviewing and approving recommendations on compensation of other executives. Dr. Viets serves as chairman of the Compensation Committee, which held two in person meetings during the fiscal year ended January 31, 2006.

Nominating Committee. The Nominating Committee is responsible for identifying individuals qualified to be members of the Board of Directors and recommending such individuals to be nominated by the Board of Directors for election to the Board of Directors by the shareholders. The Nominating Committee held one in-person meeting in the fiscal year ended January 31, 2006. Dr. Viets serves as chairman of the Nominating Committee.

Nomination of Directors

The Nominating Committee considers suggestions from many sources, including shareholders, regarding possible candidates for director. The Nominating Committee does not set specific criteria for directors but seeks individuals who possess the highest ethical standards and integrity, have a history of achievement that reflects superior standards for themselves and others, have the ability to provide wise, informed and thoughtful counsel to management on a range of issues, exercise independence of thought and possess skills and expertise appropriate to meet the Company’s needs and advance the long-term interests of the shareholders. All non-employee directors must be independent within the meaning of applicable NASDAQ rules. The Nominating Committee must also ensure that members of the Board of Directors as a group maintain the requisite qualifications under the NASDAQ listing standards for populating the Audit, Compensation and Nominating Committees. The Nominating Committee will consider shareholder nominees for director in the same manner as nominees for director from other sources.

Shareholders may send recommendations for director nominees to the Nominating Committee at the Company’s offices at 600 East Greenwich Avenue, West Warwick, Rhode Island 02893. Submissions should include information regarding a candidate’s background, qualifications, experience and willingness to serve as a director. In addition, Section 10 of Article II of the Company’s By-Laws set forth specific procedures that, if followed, enable any shareholder entitled to vote in the election of directors to make nominations directly at an annual meeting of shareholders. These procedures include a requirement for written notice to the Company at least 60 days prior to the scheduled annual meeting and must contain the name and certain information concerning the nominee and the Shareholders who support the nominee’s election. For the annual meeting to be held in 2007, the notice deadline under the By-Laws is March 15, 2007. A copy of this By-Law provision may be obtained by writing to Astro-Med, Inc., Attn: Investor Relations Department, 600 East Greenwich Avenue, West Warwick, Rhode Island 02893.

Communications with the Board of Directors

The Company’s Board of Directors provides a process for shareholders to communicate directly with the members of the Board of Directors or the individual chairman of standing committees. Any shareholder with a concern, question or complaint regarding our compliance with any policy or law, or would otherwise like to contact the Board of Directors may communicate directly with the directors by writing directly to those individuals c/o Astro-Med, Inc., 600 East Greenwich Avenue, West Warwick, Rhode Island 02893. The Company’s general policy is to forward, and not to intentionally screen, any mail received at the Company’s corporate offices that is sent directly to an individual unless the Company believes the communication may pose a security risk.

Compensation of Directors

Messrs. Hopkins, MacLetchie and Viets are paid an annual retainer of $3,500 plus $500 for each Board and committee meeting attended (including attendance through telephonic means). Directors who are also officers or employees of the Company are not entitled to receive any compensation in addition to their compensation for services as officers or employees.

Those directors who are not also officers and employees of the Company receive options to purchase common stock under the Company’s Non-Employee Director Stock Option Plan (the “Director Plan”) as compensation for their services to the Company. Under the Director Plan, Messrs. Hopkins and Viets each received non-qualified option to purchase 1,100 shares of common stock on May 21, 1996, the date the Company’s shareholders approved the Director Plan and Mr. MacLetchie received a non-qualified option to purchase 1,100 share of common stock upon his initial election to the Board of Directors on May 14, 2002. Any non-employee director who is elected in the future will receive non-qualified option to purchase 1,100 shares of common stock on the date of the director’s initial election to the Board of Directors. Each non-employee director (other than a director first elected after June 30 of the prior year) receives an annual non-qualified option to purchase 1,100 shares of common stock as of the first business day of January of each year. All options have an exercise price equal to the market price of the common stock on the day of the grant and are exercisable for a term of ten years. Options vest six months after the grant date, unless automatically accelerated in the event of death, disability, or a change of control. A total of 33,000 shares have been reserved for issuance under the Director Plan. Messrs. Hopkins, MacLetchie and Viets each received options to acquire 1,100 shares at $10.91 per share on January 3, 2006. Options for an aggregate of 23,100 shares, with exercise prices ranging from $3.41 to $11.98 per share were outstanding under the Director Plan at January 31, 2006. On March 21, 2005, the non-employee directors of the Company agreed to cancel options to purchase 3,300 shares of the Company’s common stock granted under the Director Plan to the non-employee directors on January 2, 2005.

Report On Executive Compensation

The Board of Directors has delegated to the Compensation Committee the authority to fix compensation (including stock options) for the Company’s Chief Executive Officer and other key employees. The Compensation Committee is comprised of the Company’s three non-employee directors, Dr. Viets (Chairman), Mr. MacLetchie and Mr. Hopkins. Mr. Ondis meets with the Compensation Committee to review the compensation program and make recommendations for senior executive officers. Compensation consists of three principal elements (salary, bonus and stock options).

Executive Compensation Philosophy.    Compensation of the Company’s executive officers should link management initiatives with the actual financial performance of the Company. Similarly, the compensation should attract, retain and motivate highly qualified individuals to achieve the Company’s business goals and link their interests with shareholder interests.

Salary.    Base salaries for executive officers were established a number of years ago after reviewing compensation for competitive positions at manufacturing companies of comparable size and profitability operating in a similar industry. Historically, base salaries have been increased at annual rates which approximate the general rates of increase of compensation for all employees of the Company and for generally publicized competitive positions elsewhere in the industry. Base salaries for executives were increased 2% from 2005 levels during fiscal 2006, which approximate the rate of increase for all employees at the Company.

Bonus.    The Compensation Committee adopted a management bonus plan for the purpose of providing incentive compensation to employees of the Company. Awards are based on the Company’s achieving specified financial objectives, such as net income and return on net assets, as well as each individual’s specific business objectives. The specified threshold and target financial objectives and business objectives and the related bonus payouts are established annually and, accordingly, individual awards may vary, up or down, from year to year. Bonuses accrued during fiscal year 2006 amounted to $20,000 none of which was to executives. No bonus payments were made in fiscal year 2005. Bonuses paid or accrued during fiscal year 2004 amounted to $669,210 of which $297,058 was to executives.

Stock Options.    Total executive compensation includes long-term incentives afforded by stock options. Stock option grants are made by the Compensation Committee upon consideration of recommendations made by senior management. The objectives of option grants are to align the long-term interests of executives and key employees with shareholder interests, by creating a strong and direct link between compensation and total shareholder return. In this connection, grants are intended to enable recipients to develop and maintain significant long-term stock ownership in the Company. Stock options are the principal vehicle for the payment of long-term compensation. Grants of stock options reflect subjective consideration of such matters as other compensation and the employee’s position in the Company and contributions to the Company.

Compensation of Chief Executive Officer.    Mr. Ondis is eligible to participate in the executive compensation plans available to other senior executives. Effective in February 2006, his base salary was increased from $241,100 to $245,900, a 2% increase, deemed consistent with salary increases among executives in comparable position in similar industries. No option grants were made to Mr. Ondis during fiscal year 2006.

Deductibility of Compensation.    Section 162(m) of the Internal Revenue Code limits the deductibility of compensation paid to a public company’s five highest paid executive officers to the extent any such officer’s annual compensation exceeds $1,000,000, subject to certain exceptions. The Board of Directors has deferred adopting a policy on this issue, as it does not expect the compensation of these individuals to reach relevant levels in the near future.

Conclusion.    Through the program described above, the Compensation Committee firmly believes a direct link has been established between the Company’s financial performance, executive compensation and resultant stock price performance.

Compensation Committee

Hermann Viets, Ph.D. (Chairman)

Graeme MacLetchie

Jacques V. Hopkins

Executive Compensation

The following table sets forth the total annual compensation paid or accrued, together with other information for the fiscal years ended January 31, 2006, 2005 and 2004, for the Chief Executive Officer and each of the four most highly compensated executive officers of the Company whose total annual salary and bonus for the fiscal year ended January 31, 2006 exceeded $100,000.

Summary Compensation Table

Name and Principal Position	Year	Annual Compensation			Securities Underlying Options Granted(#)	All Other Compensation($)(b)
		Salary($)	Bonus($)	Other($)(a)
Albert W. Ondis	2006	240,829	—	25,284	—	3,157
Chairman, Chief	2005	238,725	—	19,571	33,000	2,872
Executive Officer	2004	235,373	69,249	26,219	—	4,538

Everett V. Pizzuti	2006	233,473	—	30,196	—	3,157
President, Chief	2005	230,221	—	28,277	33,000	2,856
Operating Officer	2004	229,643	65,538	31,660	15,200	4,559

Joseph P. O’Connell	2006	179,972	—	14,391	7,500	2,615
Vice President and Treasurer,	2005	173,276	—	11,246	16,500	2,843
Chief Financial Officer	2004	170,220	42,220	14,114	10,000	4,168

John B. Chatten	2006	150,000	—	—	—	—
President, Grass-Telefactor	2005	144,000	—	—	—	—
Product Group	2004	142,187	—	—	2,000	1,397

Elias G. Deeb	2006	143,022	—	—	5,000	2,136
Vice President, Media Products	2005	137,386	—	—	11,000	2,573
	2004	136,239	34,553	—	10,000	3,407

(a)	Represents imputed interest on indebtedness of management in the amount of $10,003 for Mr. Ondis and $4,094 for Mr. Pizzuti and reimbursement for taxes attributable to use of Company provided vehicles and cash compensation in lieu of Company provided vehicles.
(b)	Amounts consist of the Company’s annual matching contribution to the Astro-Med, Inc. Retirement Savings Plan.

Indebtedness of Management

The following information describes loans to directors and executive officers of the Company whose indebtedness to the Company exceeded $60,000 at any time during the fiscal year ended January 31, 2006.

Name	Largest Amount of Indebtedness Outstanding at Any Time	Amount of Indebtedness Outstanding at Year End
Albert W. Ondis, Chairman and Director	$321,640	$321,640
Everett V. Pizzuti, President and Director	131,624	131,624

The indebtedness is comprised of unsecured non-interest bearing demand notes for loans made to the persons named prior to fiscal year 1992.

Profit-Sharing Plan

The Company has a qualified Profit-Sharing Plan which provides retirement benefits to substantially all employees of the Company and provides for contributions into a trust fund in such amounts as the Board of Directors may annually determine. Each eligible employee shares in contributions on the basis of relative (limited to $210,000) compensation.

In addition, participants are permitted to defer up to 50% of their cash compensation and make contributions of such deferral to this Plan through payroll deductions. The Company makes matching contributions equal to 50% of the first percent of compensation contributed and 25% of the second, third, fourth and fifth percent. The deferrals are made within the limits prescribed by Section 401(k) of the Internal Revenue Code.

The Plan provides for the vesting of 100% of matching contributions made by the Company to the account of an employee after three years of service. Contributions by an employee are 100% vested immediately. The Company’s contributions paid or accrued for the fiscal year ended January 31, 2006 totaled $152,500.

Employee Stock Ownership Plan

The Company has an Employee Stock Ownership Plan which provides retirement benefits to substantially all employees of the Company. Contributions in such amounts as the Board of Directors may annually determine are allocated among eligible employees on the basis of relative (limited to $100,000) compensation. Participants are 100% vested in any and all allocations to their accounts. Contributions, which may be in cash or stock, are invested by the Plan’s Trustee in shares of common stock of the Company. No contributions were paid or accrued for the fiscal year ended January 31, 2006.

Stock Option Plans

The Company has a Non-Qualified Stock Option Plan adopted in the fiscal year ended January 31, 1999 and amended in the fiscal year ended January 31, 2002 under which options for an aggregate of 1,100,000 shares of common stock may be granted to officers and key employees as well as consultants or other persons who render services to the Company at an exercise price of not less than 50% of the market price on the date of grant. Options granted under this plan for an aggregate of 25,000 shares, with an exercise price of $8.46 were granted during the fiscal year ended January 31, 2006. Options granted under this plan for an aggregate of 636,490 shares with exercise prices ranging from $3.00 to $10.91 per share were outstanding at January 31, 2006. A total of 390,030 shares remain available for option grants under this plan.

The Company also has an Incentive Stock Option Plan adopted in the fiscal year ended January 31, 1994 under which options for an aggregate of 250,000 shares of common stock may be granted to officers and key employees at an exercise price of not less than 100% of the market price on the date of grant. Options granted under this plan for an aggregate of 106,150 shares with exercise prices ranging from $3.00 to $7.67 per share were outstanding at January 31, 2006. No shares remain available for option grants under this plan.

In addition, the Company has an Incentive Stock Option Plan adopted in the fiscal year ended January 31, 1998 and amended in the fiscal years ended January 31, 1999 and 2001, under which options for an aggregate of 1,375,000 shares of common stock may be granted to officers and key employees at an exercise price of not less than 100% of the market price on the date of grant. Options granted under this plan for an aggregate of 59,500 shares with an exercise price of $8.46 were granted during the fiscal year ended January 31, 2006. Options granted under this plan for an aggregate of 606,015 shares with exercise prices ranging from $3.00 to $10.91 per share were outstanding at January 31, 2006. A total of 235,155 shares remain available for option grants under this plan.

The following tables present certain information concerning stock options granted and exercised by each executive officer named in the Summary Compensation Table during the fiscal year ended January 31, 2006, and the year-end value of unexercised options held by each of those officers.

Aggregated Option Exercises in Fiscal Year Ended

January 31, 2006 and Held at January 31, 2006

Name	Shares Acquired On Exercise (#)	Value Realized ($)(a)	Securities Underlying Unexercised Options at Fiscal Year End(#)		Value of Unexercised In- The-Money Options at Fiscal Year End($)(b)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Albert W. Ondis	—	—	309,650	24,750	1,507,581	—
Everett V. Pizzuti	—	—	317,790	24,750	1,310,467	—
Joseph P. O’Connell	—	—	214,225	19,875	1,119,217	13,800
John B. Chatten	—	—	57,200	—	260,061	—
Elias G. Deeb	—	—	83,050	13,250	397,283	9,200

(a)	Amount represents excess of market value over exercise price on date of exercise. The table does not reflect income taxes which may have been payable by the individual in connection with the exercise of the options.
(b)	Amount represents excess of market value as of January 31, 2006 over exercise price.

Option Grants — Fiscal Year

Ended January 31, 2006

Name	Option Grants (#)(a)	% Of Total Options Granted to Employees in Fiscal Year	Per Share Exercise Price($)	Expiration Date	Grant Date Value ($)(b)
Albert W. Ondis	—	—	—	—	—
Everett V. Pizzuti	—	—	—	—	—
Joseph P. O’Connell	7,500	8.9%	8.46	3/21/15	94,545
John B. Chatten	—	—	—	—	—
Elias G. Deeb	5,000	5.9%	8.46	3/21/15	63,030

(a)	Options will become exercisable over a 4 year period in equal annual installments.
(b)	Amounts represent the fair value of each option granted and were estimated as of the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions: expected volatility of 57.9%; expected life of 5 years; risk-free interest rate of 3.43% and dividend yield of 1.7%.

Related Party Transactions

The law firm of Hinckley Allen & Snyder LLP, of which Mr. Hopkins is a retired partner, provides legal services to the Company.

The Company employs a son-in-law of Mr. Ondis, Eric Menke, as Manager of International Dealer Sales, and during the fiscal year ended January 31, 2006 paid him $82,319 in salary and commissions. The Company also employs three sons of Mr. Pizzuti: Eric Pizzuti, as National Sales Manager (QuickLabel Systems), William Pizzuti, as Regional Sales Manager (QuickLabel Systems), and Christopher Pizzuti, as Dealer Sales Manager (QuickLabel Systems), to whom the Company paid $95,863, $127,056 and $68,459, respectively, in salary and commissions during the fiscal year ended January 31, 2006. In addition, the Company made matching contributions for the fiscal year under its qualified Profit-Sharing Plan of $1,314 to Eric Menke, $1,494 to Eric Pizzuti, $1,952 to William Pizzuti and $498 to Christopher Pizzuti.

Other than as described above or contained in the section entitled “Indebtedness of Management”, no officer, director or nominee for director of the Company or any associate of any of the foregoing had during the fiscal year ended January 31, 2006 any material interest, direct or indirect, in any material transaction or any material proposed transaction to which the Company was or is to be a party.

Performance Graph

Set forth below is a line graph comparing the cumulative total return on the Company’s common stock against the cumulative total return of a NASDAQ market index and a peer index for the period of five fiscal years ended January 31, 2006. The University of Chicago’s Center for Research in Security Prices (CRSP) total return index for the NASDAQ Stock Market is calculated using all companies which trade on the NASDAQ National Market System (NMS) or on the NASDAQ supplemental listing. It includes both domestic and foreign companies. The index is weighted by the then current shares outstanding and assumes dividends reinvested. The return is calculated on a monthly basis. The peer group index, the CRSP Index for NASDAQ Electronic Components Stock designated below as the industry index, is comprised of companies classified as electronic equipment manufacturers. The total returns assume $100 invested on February 1, 2001 with reinvestment of dividends.

COMPARE 5-YEAR CUMULATIVE TOTAL RETURN AMONG

ASTRO-MED, INC., NASDAQ MARKET INDEX AND PEER GROUP INDEX

ASSUMES $100 INVESTED ON FEBRUARY 1, 2001

ASSUMES DIVIDEND REINVESTED FISCAL YEAR ENDING JANUARY 31, 2006

	Fiscal Years Ended January 31
	2001	2002	2003	2004	2005	2006
Astro-Med, Inc.	100	97.98	97.62	431.94	309.32	341.91
Peer Group Index	100	62.98	31.73	62.64	45.11	50.02
Nasdaq Market Index	100	69.68	47.83	75.32	75.25	84.90

The Board of Directors and its Compensation Committee recognize that the market price of stock is influenced by many factors, only one of which is issuer performance. The Company’s stock price may also be influenced by market perception of the Company in particular and the electronic equipment manufacturing industry in general, economic conditions and government regulation. The stock price performance shown in the graph is not necessarily indicative of future price performance.

Audit Committee Report

The Audit Committee of the Board is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls. The Audit Committee is composed of three directors, each of whom is independent as defined by the NASDAQ listing standards and SEC rules. The Audit Committee operates under a written charter approved by the Board of Directors.

Management is responsible for the Company’s internal controls and financial reporting process. The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

The Audit Committee’s responsibilities focus on two primary areas: (1) the adequacy of the Company’s internal controls and financial reporting process and the reliability of the Company’s financial statements; and (2) the independence and performance of the Company’s independent accountants. The Audit Committee has sole authority to select, evaluate and when appropriate, to replace the Company’s independent auditors.

The Audit Committee has met with management and the Company’s independent accountants, Grant Thornton LLP, to review and discuss the January 31, 2006 financial statements. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Audit Committee also discussed with Grant Thornton LLP the matters required by Statement on Auditing Standards No.61 (Communication with Audit Committees). The Audit Committee also received from Grant Thornton LLP written disclosures and the letter regarding independence as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committee) and has discussed with Grant Thornton LLP that firm’s independence.

The Audit Committee received the information concerning the fees of Grant Thornton LLP for the year ended January 31, 2006 set forth below under “Independent Accountant Fees and Services.” The Audit Committee considered whether the provision of these non-audit services is compatible with maintaining the independence of the independent accountants and has determined that the provision of such services by Grant Thornton LLP is compatible with maintaining that firm’s independence.

Based upon the review and discussions referred to above, the Audit Committee recommended that the Board of Director’s include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended January 31, 2006, to be filed with the SEC.

Audit Committee

Jacques V. Hopkins (Chairman)

Hermann Viets, Ph.D.

Graeme MacLetchie

Independent Accountant Fees and Services

On June 9, 2005, following the approval of the Audit Committee of the Board of Directors, the Company dismissed Ernst & Young LLP (“Ernst & Young”) as the Company’s independent auditors. During the two most recent fiscal years of the Company ended January 31, 2005 and 2004, and the subsequent interim period through June 9, 2005, there were no disagreements between the Company and Ernst & Young on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Ernst & Young’s satisfaction, would have caused Ernst & Young to make reference to the subject matter of the disagreement in connection with its reports; and there were no reportable events described under Item 304 (a) (1) (v) of Regulation S-K. The audit reports of Ernst & Young on the consolidated financial statements of the Company as of and for the fiscal years ended January 31, 2005 and 2004 did not contain any adverse opinion or disclaimers of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the two most recent fiscal years of the Company ended January 31, 2005 and 2004 and the subsequent interim period through June 9, 2005, the Company did not consult any other firms regarding any of the matters or events set forth in Item 304 (a) (2) (i) and (ii) of Regulation S-K.

On June 24, 2005, following the approval of the Audit Committee of the Board of Directors, the Company engaged the services of Grant Thornton LLP (Grant Thornton”) as the Company’s principal independent accountant to audit the Company’s financial statements for fiscal year ended January 31, 2006. During the two most recent fiscal years of the Company ended January 31, 2005 and 2004 or any subsequent interim period prior to Grant Thornton’s engagement, the Company did not consult with Grant Thornton regarding any of the matters or events set forth in Item 304 (a) (2) (i) and (ii) of Regulation S-K. The Company provided Ernst & Young and Grant Thornton with a copy of the foregoing disclosure.

The Company expects a representative of Grant Thornton LLP will be present at the annual meeting with the opportunity to make a statement, if he or she so desires, and that such representative will be available to respond to appropriate questions.

Aggregate fees for professional services rendered for the Company for the fiscal year ended January 31, 2006 are set forth below. The aggregate fees included in the Audit category are billed for the fiscal years for the audit of the Company’s annual financial statements and review of financial statements and statutory and regulatory filings or engagements. The aggregate fees included in each of the other categories are fees billed for the fiscal year.

2006
Grant Thornton LLP
Audit Fees	$112,500
Audit-Related Fees	$12,000
Tax Fees	$5,250
All Other Fees

Audit Fees for the fiscal years ended January 31, 2006 were for professional services rendered for the audits of the financial statements of the Company, quarterly review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, consents and other assistance required to complete the year end audit of the consolidated financial statements.

Audit-Related Fees as of the fiscal years ended January 31, 2006 and 2005 were for employee benefit plan audits.

Tax Fees as of the fiscal years ended January 31, 2006 and 2005 were for services rendered for tax returns and estimates, tax advice and tax planning.

All Other Fees as of the fiscal year ended January 31, 2006 and 2005 were for an online research database, preparation of an SEC Comment Letter response and fees paid in connection with the change in independent auditors.

Policy on Audit Committee Pre-Approval. The Audit Committee pre-approves all audit and non-audit services provided by the independent accountants prior to the engagement of the independent accountants with respect to such services. None of the services described above were approved by the Audit Committee under the de minimus exception provided by Rule 2-01(C)(7)(i)(c) under Regulation S-X.

Financial Reports

A copy of the annual report of the Company for the fiscal year ended January 31, 2006 including the Company’s annual report to the Securities and Exchange Commission on Form 10-K, accompanies this proxy statement. Such report is not part of this proxy statement.

Proposals For 2007 Annual Meeting

The 2007 annual meeting of the shareholders of the Company is scheduled to be held on May 15, 2007. If a shareholder intending to present a proposal at that meeting wishes to have such proposal included in the Company’s proxy statement and form of proxy relating to the meeting, the shareholder must submit the proposal to the Company not later than December 14, 2006. Shareholder proposals that are to be considered at the 2007 annual meeting but not requested to be included in the Proxy Statement must be submitted no later than March 16, 2007 and no earlier than December 16, 2006.

Other Matters

No business other than that set forth in the attached Notice of Meeting is expected to come before the annual meeting, but should any other matters requiring a vote of shareholders arise, including a question of adjourning the meeting, the persons named in the accompanying proxy will vote thereon according to their best judgment in the interests of the Company. In the event any of the nominees for the office of director should withdraw or otherwise become unavailable for reasons not presently known, the persons named as proxies will vote for other persons in their place in what they consider the best interests of the Company.

You are urged to sign and return your proxy promptly to make certain your shares will be voted at the meeting. You may revoke your proxy at any time before it is voted.

By Order of the Board of Directors

Margaret D. Farrell Secretary

Dated: April 24, 2006

ASTRO-MED, INC.

Annual Meeting of Shareholders—May 16, 2006

The undersigned, whose signature appears on the reverse side of this proxy, hereby appoints Albert W. Ondis, Everett V. Pizzuti, Jacques V. Hopkins, Graeme MacLetchie and Hermann Viets, or a majority of such of them as shall be present, attorneys with power of substitution and with all the powers the undersigned would possess if personally present, to vote the stock of the undersigned in ASTRO-MED, INC. at the annual meeting of shareholders to be held May 16, 2006, in West Warwick, Rhode Island, and at any adjournments thereof, as follows:

1. ELECTION OF DIRECTORS	FOR all nominees listed below (except as marked to the contrary below)	WITHHOLD AUTHORITY to vote for all nominees listed below

Albert W. Ondis, Everett V. Pizzuti, Jacques V. Hopkins, Hermann Viets and Graeme MacLetchie.

(INSTRUCTION: to withhold authority to vote for any individual nominee, write the nominee’s name in the space provided below.)

2. In their discretion, upon such other matters as may properly come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES SPECIFIED IN PROPOSAL 1.

PLEASE DATE, SIGN AND RETURN THIS PROXY

Dated                                                     , 2006                                                          Signed

(Sign exactly as your name appears hereon. When signing as attorney, executor, administrator, trustee, guardian or in a corporate capacity, please give full title as such. In case of joint tenants or multiple owners, each party must sign.)

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY